                                                                    Exhibit 3.34

                                  SEAFIRST BANK
                                 PROMISSORY NOTE

Principal    Loan Date Maturity   Loan No     Call Collateral Account Officer Initials
$1,184,000.00          04-01-1993 50005-50013 ACL-2           1709468   1407

         References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

Borrower:         CENTENNIAL FOODS, INC.    Lender:  Seattle-First National Bank
         P.O. BOX 430                       Eastern Commercial Team 1/Spokane 14
         IDAHO FALLS, ID  83402             West 601 Riverside Avenue
                                            Spokane, WA  99201

Principal Amount:  $1,184,000.00        1.000% Over the Index    Date of Note:
                                                                 November 9,1990

PROMISE TO PAY. CENTENNIAL FOODS, INC. ("Borrower") promises to pay to Seattle-First National Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million One Hundred Eighty Four Thousand & 00/100 Dollars ($1,184,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balances from November 9, 1990, until paid in full.

PAYMENT. Subject to any payment changes resulting from changes in the index, Borrower will pay this loan in accordance with the following payment schedule:

         INTEREST  ONLY  THROUGH  JANUARY 1,  1992,  PAYABLE  MONTHLY  BEGINNING
         DECEMBER 1, 1990. PAYMENTS IN THE AMOUNT OF $16,415.91 BEGINNING FEBRUARY 1, 1992 TO BE APPLIED FIRST TO UNPAID INTEREST ACCRUED THROUGH THE DATE OF PAYMENT AND THE BALANCE TO PRINCIPAL SHALL BE DUE AND PAYABLE MONTHLY, AND ON THE SAME DAY OF EACH MONTH THEREAFTER, UNTIL

         APRIL 1, 1993 WHEN THE ENTIRE UNPAID BALANCE OF PRINCIPAL AND ACCRUED INTEREST SHALL BE DUE AND PAYABLE IN FULL COMPUTED ON A TEN-YEAR AMORTIZATION SCHEDULE FROM JANUARY 1, 1992 IN ACCORDANCE WITH THE INTEREST RATE IN EFFECT ON JANUARY 1, 1992.

Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, times the outstanding principal balance, times the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the Seattle-First National Bank publicly announced prime rate (the "Index"). The interest rate change will not occur more often than each day the prime rate changes. Lender will tell Borrower the current index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each day. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 1.000 percentage point over the Index. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the day of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due and may result in Borrower's making fewer payments.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $20.00, whichever is greater.

DEFAULT.  Borrower  will be in  default  if any of the  following  happens:  (a)

Borrower fails to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note or in any other agreement or loan Borrower has with Lender. (c) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect. (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (e) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender.
(f) Any of the events described in this default section occurs with respect to any guarantor of this Note. (g) Lender in good faith deems itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the variable interest rate on this Note to 3.000 percentage points over the Index, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount . This includes, subject to any limits under applicable law, Lender's attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of Washington. If there is a lawsuit, Borrower agrees to submit to the jurisdiction of the courts of King County, the State of Washington. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

LINE OF CREDIT. This loan is straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. The following party or parties are authorized to request advances under the line of credit until Lender receives from Borrower at Lender's address shown above written notice of revocation of their authority; IKE LYNCH and MAX SIMMONS. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower's accounts with Lender. The unpaid balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (a) Borrower or any guarantor is in default under the terms of any agreement that Borrower has with Lender, including any agreement made in connection with the signing of this Note; (b) Borrower or any guarantor ceases doing business or is insolvent; (c) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (d) Lender in good faith deems itself insecure under this Note or any other agreement between Lender and Borrower.

STATUTE OF FRAUDS. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew, extend (repeatedly and for any length of time) or modify this loan, from time to time, or release any party or guarantor; impair, fail to realize upon or perfect Lender's security Interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

BORROWER:

CENTENNIAL FOODS, INC.

By: /s/ Ike Lynch 11/7/90
   ----------------------
IKE LYNCH, PRESIDENT/CEO